Exhibit 10.58

FIRST AMENDMENT TO

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of July 28, 2017, by and among Evofem Biosciences, Inc. (f/k/a Evofem Holdings, Inc.), a Delaware corporation (the “Company”) and Woodford Investment Management Limited, as agent for and on behalf of each of Woodford Patient Capital Trust Plc, CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund, and Omnis Income & Growth Fund, a sub fund of Omnis Portfolio Investments ICVC (“WIM”), and amends that certain Series D Preferred Stock Purchase Agreement (as amended, the “Purchase Agreement”), dated as of July 13, 2016, by and between the Company and WIM. The Company and WIM are sometimes referred to herein together as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend the Purchase Agreement, pursuant to Section 4.9 thereof, to (i) increase the number of shares of Series D Preferred Stock and warrants to purchase capital stock of the Company issuable by the Company pursuant to the Purchase Agreement from an aggregate value of Thirty Million Dollars ($30,000,000) of Series D Preferred Stock to an aggregate value of Forty Million Dollars ($40,000,000) of Series D Preferred Stock, (ii) provide for the Company to have the right to request additional investment from the existing holders of Series D Preferred Stock and (iii) make certain other changes as set forth herein; and

WHEREAS, WIM holds one hundred percent (100%) of the shares of Series D Preferred Stock of the Company currently outstanding.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereby agree as follows:

AGREEMENT

1.    Amendment of Recitals. The Recitals of the Purchase Agreement are hereby amended and restated in their entirety as follows:

“A.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to issue and sell Series D Preferred Stock of the Company up to an aggregate value of Forty Million Dollars ($40,000,000).

B.    Each Purchaser desires to purchase a portion of such amount on the terms and conditions set forth in the Restated Certificate. As used herein, the term “Restated Certificate” shall mean (i) prior to the date hereof, the Company’s Second Amended and Restated Certificate of Incorporation as filed with the Secretary of State of Delaware on July 15, 2016, (ii) on and following the date hereof, the Company’s Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of Delaware on July 28, 2017.”

2.    Amendment of Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.1    Issuance and Sale of Series D Preferred Stock. Subject to the terms and conditions of this Agreement, at each Closing and each Additional Closing (each as defined herein), each Purchaser agrees to purchase, and the Company agrees to issue and sell to such

Purchaser, the number of shares of Series D Preferred Stock for the aggregate purchase price set forth opposite such Purchaser’s name in the Schedule of Purchasers with respect to the applicable Closing at a purchase price of $500,000.00 per share. The Series D Preferred Stock will automatically convert into shares of capital stock of the Company having the same rights, preferences and privileges as the security the Company issues and sells in its next equity financing in accordance with the terms of the Restated Certificate (the equity financing, the “Next Equity Financing” and the securities, the “Next Equity Securities”, it being understood that the liquidation preference per share of such Next Equity Securities issued to each Purchaser shall be equal to the conversion price per share attributable to such conversion (and not the price per share paid by the new investors in the Next Equity Financing (the “New Investors”)).

3.    Amendment of Section 1.2. Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.2    Warrant to Purchase Next Equity Securities. For consideration of $1.00, for which the Company hereby confirms receipt, the Company hereby agrees to issue to each Purchaser a warrant to purchase up to that number of Next Equity Securities equal to (a) seventy-five percent (75%) of the purchase price paid for the Series D Preferred Stock issued to such Purchaser hereunder, divided by (b) the per share price of the Next Equity Securities issued to the New Investors in such Next Equity Financing, in the form attached hereto as Exhibit C.”

4.    Section 1.3.3. A new Section 1.3.3 of the Purchase Agreement is hereby inserted following Section 1.3.2 as follows:

“1.3.3    Additional Closings. The Company may, until the earlier of the closing of the Next Equity Financing or December 31, 2017, request that the Purchasers purchase up to an additional Ten Million Dollars ($10,000,000) in value of Series D Preferred Stock in Two Million Five Hundred Thousand Dollar ($2,500,000) increments. Any such request shall be delivered in writing to WIM, and such requested amount shall be allocated in WIM’s discretion among the Purchasers who then hold Series D Preferred Stock (the “Call Notice”). Upon delivery of a Call Notice, WIM (or the Purchasers designated by WIM) may, in WIM’s or such Purchaser’s sole discretion, purchase that number of shares of Series D Preferred Stock set forth in the Call Notice (up to a total aggregate of Ten Million Dollars ($10,000,000) in value of Series D Preferred Stock in all such Call Notices). An additional closing shall occur on the date that is ten (10) business days after the date of the Call Notice, or such later date as the Company may designate, in its sole discretion (each such closing, an “Additional Closing”). Any such sale and issuance of Series D Preferred Stock in an Additional Closing shall be on the same terms and conditions as those contained herein. After each Additional Closing, the Schedule of Purchasers shall be amended to reflect the number of shares of Series D Preferred Stock purchased by each Purchaser upon such Additional Closing and the date of such Additional Closing. At each Additional Closing, each Purchaser purchasing shares of Series D Preferred Stock in such Additional Closing shall deliver to the Company, by check or wire transfer of immediately available funds, the amount indicated in the Call Notice, and the Company shall deliver to each such Purchaser an originally executed stock certificate representing the shares of Series D Preferred Stock so purchased.

5.    Amendment of Section 2.2. The first sentence of Section 2.2 of the Purchase Agreement is hereby amended and restated as follows:

“All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), and delivery of the Series D Preferred Stock (collectively, the “Securities”) has been taken or will be taken prior to the Closing or Additional Closing, as applicable.”

6.    Amendment of Section 4.1. Section 4.1 is hereby amended and restated in its entirety as follows:

“4.1    Assignment. Upon any assignment of this Agreement (including any assignment of the rights set forth in Section 1.3.3 of this Agreement), the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. Any assignment shall be subject to (i) the assignee’s agreement in writing to be subject to the applicable terms of this Agreement; and (ii) compliance with all applicable state and federal securities laws (including the delivery of legal opinions reasonably satisfactory to the Company, if such are reasonably requested by the Company); provided, however, that at any time prior to the closing of the Next Equity Financing, each Purchaser acknowledges and agrees that the shares of Series D Preferred Stock purchased by such Purchaser, any rights to participate in an Additional Closing set forth in Section 1.3.3 of this Agreement held by such Purchaser in connection with its purchase of Series D Preferred Stock, and the warrant issued to such Purchaser pursuant to the terms of Section 1.2 of this Agreement may only be transferred by such Purchaser collectively as a single unit.”

7.    Amendment of Section 4.6. The reference to “Evofem Holdings, Inc.” in Section 4.6 of the Purchase Agreement is hereby deleted and replaced with “Evofem Biosciences, Inc.” and the reference to “K&L Gates LLP” and associated address are deleted and replaced with:

“Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Attn: Adam C. Lenain

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130”

8.    Amendment of Section 4.8. Section 4.8 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“4.8    Fees and Expenses. The Company will reimburse WIM, for reasonable fees and expenses of Mishcon de Reya LLP, counsel for WIM, incurred in connection with the transactions contemplated by this Agreement (i) with respect to the First Closing, in an amount not to exceed, in the aggregate, Eighty Thousand British Pounds (£80,000, excluding VAT and out of pocket costs), and (ii) with respect to the Additional Closing occurring on or about July 28, 2017, in an amount not to exceed Twenty Thousand British Pounds (£20,000, excluding VAT and out of pocket costs). In furtherance of the foregoing, WIM may deduct such amounts from the proceeds deliverable pursuant to Sections 1.3.1 and 1.3.3 hereof, respectively.”

9.    Amendment of Section 4.11. Section 4.11 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“4.11    Market Stand Off. In connection with the IPO of the Common Stock, each Purchaser hereby agrees that such Purchaser shall not sell or otherwise transfer or dispose of any of the Company’s securities held by such Purchaser (other than those included in the registration at issue, if any) for a period specified by the representative of the underwriters of Common Stock not to exceed one hundred eighty (180) days following the effective date of the registration statement for such initial public offering unless otherwise approved in writing by the Company; provided that such Purchaser shall not be subject to such lock-up unless the officers and directors of the Company are also bound by similar restrictions. Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said period.”

10.    Amendment of Section 4. A new Section 4.12 of the Purchase Agreement is hereby inserted following Section 4.11 as follows:

“(d)     WIM Obligations. WIM will not be obliged to comply with any provision of this Agreement if so complying would result in WIM breaching any applicable law or regulation (to be determined by the Investor in its sole discretion) provided that WIM will use reasonable endeavours to procure that any such breach is avoided. If, by entering into any provision of this Agreement, WIM would be in breach of any applicable law or regulation (to be determined by WIM in its sole discretion), that provision will be treated by the parties as void ab initio and will be severed from this Agreement. Notwithstanding that severance, the other provisions of this Agreement and the remainder (if any) of the relevant provision will continue to be fully effective.”

11.    Amendment of Exhibit A. Exhibit A of the Purchase Agreement is hereby amended and restated in its entirety as follows:

SCHEDULE OF PURCHASERS

Purchaser	Investment Amount at First Closing and Number of Shares of Series D Preferred Stock to be issued therefor	Investment Amount at Subsequent Closing and Number of Shares of Series D Preferred Stock to be issued therefor
WIM acting as agent for and on behalf of CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund	$29,500,000 for fifty-nine (59) shares of Series D Preferred Stock(1)	—

WIM acting as agent for and on behalf of Omnis Income & Growth Fund, a sub-fund of Omnis Portfolio Investments ICVC	$500,000 for one (1) share of Series D Preferred Stock	$500,000 for one (1) share of Series D Preferred Stock

WIM acting as agent for and on behalf of Woodford Patient Capital Trust PLC	—	$7,000,000 for fourteen (14) shares of Series D Preferred Stock

TOTAL:	$30,000,000	$7,500,000

(1)	$5,000,000 of such investment amount consists of forgiveness of indebtedness relating to the cancellation of the Promissory Note.

12.    Amendment of Definition. The definition of “Company” is hereby amended and restated in its entirety to read as follows:

““Company” Evofem Biosciences, Inc. (f/k/a Evofem Holdings, Inc.), a Delaware corporation.”

13.    Amendment of Section 7 of the Warrant Attached as Exhibit C to the Purchase Agreement and addition of new Section 11(d) to the Warrant Attached as Exhibit C to the Purchase Agreement. Section 7 of the Warrant attached as Exhibit C to the Purchase Agreement are hereby amended and restated in their entirety as follows:

“7.    Transferability and Negotiability of Warrant. This Warrant may be assigned or transferred, in whole or in part, without the prior written consent of the Company, subject to compliance with all applicable securities laws; provided, however, that at any time prior to the closing of the Next Equity Financing, each Holder acknowledges and agrees that the shares of Series D Preferred Stock purchased by such Holder pursuant to the Purchase Agreement, any rights to participate in an Additional Closing set forth in Section 1.3.3 of the Purchaser Agreement held by such Holder in connection with its purchase of Series D Preferred Stock, and this Warrant may only be transferred by such Holder collectively as a single unit. Subject to the terms of this Section 7, it is expressly understood that the Holder may transfer all or a portion of this Warrant to an affiliate.”

A new Section 11(d) of the Warrant is hereby inserted following Section 11(c) of the Warrant as follows:

“(d)     WIM Obligations. WIM will not be obliged to comply with any provision of this Warrant if so complying would result in WIM breaching any applicable law or regulation (to be determined by the Investor in its sole discretion) provided that WIM will use reasonable endeavours to procure that any such breach is avoided. If, by entering into any provision of this Warrant, WIM would be in breach of any applicable law or regulation (to be determined by WIM in its sole discretion), that provision will be treated by the parties as void ab initio and will be severed from this Warrant. Notwithstanding that severance, the other provisions of this Warrant and the remainder (if any) of the relevant provision will continue to be fully effective.”

14.    Amendment and Ratification. The parties agree that the Purchase Agreement is hereby amended in accordance with the foregoing provisions of this Amendment. Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Purchase Agreement shall remain in full force and effect, and shall be binding upon each party to the Purchase Agreement.

15.    Governing Law. This Amendment, and any disputes arising under this Amendment, shall be governed and construed under the laws of the State of Delaware, without giving effect to any conflict of laws therein.

16.    Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Amendment.

17.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Amendment may be executed on signature pages exchanged by facsimile or electronic mail, which copies shall be equally as effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

EVOFEM BIOSCIENCES, INC.

By:	/s/ Jay File
Name:	Jay File
Title:	Chief Financial Officer

SIGNATURE PAGE TO FIRST AMENDMENT TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Woodford Investment Management Limited, as agent for and on behalf of CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund

By:	/s/ Chris Martin
Name:	Chris Martin
Title:	Authorised Signatory

Woodford Investment Management Limited, as agent for and on behalf of Omnis Income & Growth Fund, a sub fund of Omnis Portfolio Investments ICVC

By:	/s/ Chris Martin
Name:	Chris Martin
Title:	Authorised Signatory

Woodford Investment Management Limited, as agent for and on behalf of Woodford Patient Capital Trust Plc

By:	/s/ Chris Martin
Name:	Chris Martin
Title:	Authorised Signatory

SIGNATURE PAGE TO FIRST AMENDMENT TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT